Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2014 in Amendment No. 1 to the Registration Statement on Form S-4 and the related Prospectus of The Dayton Power and Light Company for the registration of $445 million of 1.875% First Mortgage Bonds due 2016.

/s/ Ernst & Young LLP

Louisville, KY

June 5, 2014